UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Jones Lang LaSalle Income Property Trust, Inc.
(Name of Registrant as Specified in its Charter)

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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 9, 2020

On June 5, 2020, Jones Lang LaSalle Income Property Trust, Inc (the “Company”) issued the following press release announcing a change in date for its 2020 Annual Meeting of Shareholders to now be held on Thursday July 9, 2020 at 8:30 a.m. Central Daylight Time (the “Annual Meeting”). The press release relates to the definitive proxy statement (the “Proxy Statement”) of the Company dated April 1, 2020 and made available to the shareholders of the Company in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting. This press release is being filed as definitive additional proxy solicitation material with the Securities and Exchange Commission on June 5, 2020.

The information contained in the press release should be read in conjunction with the Proxy Statement and other proxy materials.

News Release

Contact:    Matt Schuler                        Date:    June 5, 2020
Telephone:    +1 312 897 4192                    Email:    matt.schuler@lasalle.com

JLL Income Property Trust
Announces New Date for 2020 Annual Meeting of Stockholders
Chicago (June 5, 2020) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced today that on June 1, 2020 its Board of Directors approved changing the date of its 2020 Annual Meeting of Stockholders to Thursday, July 9, 2020 at 8:30 am, Central Daylight Time from the previously scheduled date and time of Thursday, June 11, 2020 at 8:30 am, Central Daylight Time. The meeting will still be held at the Company’s offices at 333 West Wacker Drive, Chicago, Illinois 60606, Lobby Conference Room.
The Board of Directors determined that, as a result of the public health threat caused by COVID-19 in the United States and in order to provide more time to gather additional votes necessary to achieve a quorum, it was reasonable, prudent and advisable to reschedule the Annual Meeting.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.
About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69.5 billion of assets in private and public real estate property and debt investments as of Q4 2019. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world's largest real estate companies. For more information please visit www.lasalle.com.
Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

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